Exhibit 10.1

THIS DOCUMENT CONSTITUTES PART OF A
PROSPECTUS COVERING SECURITIES THAT HAVE BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933

2019 PERFORMANCE UNIT GRANT AGREEMENT

This Grant is made as of the 1st day of March, 2019 (“Date of Grant”) by Anixter International Inc., a Delaware corporation (the “Corporation”), to ___________ (“Participant”) pursuant to the Anixter International Inc. 2017 Stock Incentive Plan (the “Plan”).
Section 1.Grant of Stock Units. On the terms and conditions stated herein, the Corporation hereby grants to Participant _____ Performance Units (the “Units”).
Section 2.Vesting and Forfeiture. The Units are subject to a three-year performance period beginning on December 29, 2018 and ending on December 31, 2021 (the “Performance Period”). The Performance Period shall consist of three “Performance Cycles”: (a) the first fiscal year of the Performance Period (the “First Performance Cycle”); (b) the second fiscal year of the Performance Period (the “Second Performance Cycle”); and (c) the third fiscal year of the Performance Period (the “Third Performance Cycle”).
(a)Except as described in (b), (c) and (d) below and in Section 7, the Units shall vest on the third anniversary of the date of grant if the Participant remains in continuous employment with the Corporation or its affiliates through such third anniversary.
(b)If prior to the third anniversary of the date of grant Participant’s employment with the Corporation and its affiliates terminates for any reason other than Cause, Participant will vest in 25% of the Units if the employment termination occurs on or after the first anniversary of the date of grant and prior to the second anniversary of the date of grant, or 50% of the Units if the employment termination occurs on or after the second anniversary of the date of grant and prior to the third anniversary of the date of grant.
(c)If prior to the third anniversary of the date of grant, Participant’s employment with the Corporation and its affiliates terminates due to Retirement, death or Disability, Units that do not vest in accordance with Section 2(b) above will vest on the third anniversary of the date of grant. For purposes of this Section 2(c):
(i)“Retirement” means the termination of Participant’s employment with the Corporation and its affiliates for other than Cause when the Participant is age 60 or older, has completed ten or more years of employment with the Corporation and its affiliates and has given the Corporation written notice of the intended Retirement date at least six months prior to such Retirement date;
(ii)“Disability” means termination of Participant’s employment with the Corporation and its affiliates when the Participant has been determined to be disabled under the Corporation’s long term disability plan; and
(iii)“Cause” means (A) Participant’s willful and continued failure to substantially perform Participant’s employment duties in any material respect (other than such failure resulting from physical or mental incapacity), after a written demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Corporation believes Participant has failed to perform his or her duties, and after Participant has failed to resume substantial performance of Participant’s duties on a continuous basis within 30 days of receiving such demand; (B) the Committee’s determination, in good faith, that Participant has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting willful misconduct or gross negligence relating to the business of the Corporation that are demonstrably and materially injurious to the Corporation or (C) a plea of guilty or nolo contendere by Participant, or conviction of Participant, for a felony under federal or state law.
(d)If prior to the third anniversary of the date of grant (i) Participant’s employment with the Corporation and its affiliates is terminated for Cause or (ii) any transfer of the Units is made in violation of this Agreement, the Units and any distributions thereon shall be forfeited and, in the case of transfer, may be reacquired by the Corporation, upon notice to Participant or any transferee, at no cost to the Corporation.
(e)The Units that vest shall convert to shares of stock in accordance with Section 3 below. The Units that do not vest in accordance with this Section 2 shall be forfeited.
Section 3.Adjustment and Conversion of Units.
(a)The number of Units subject to the Grant that vest in accordance with Section 2(a) or (c) above shall be adjusted by the Committee after the end of the Performance Period based on the level of achievement of the previously established Performance Goals and TSR Modifier, as described on Exhibit A attached hereto. The adjusted Units shall convert to the same number of shares of stock on the date of such adjustment and shall be distributed to Participant no later than March 15 following the end of the Performance Period.
(b)The number of Units subject to the Grant that vest in accordance with Section 2(b) above shall be adjusted by the Committee following the date of Participant’s termination of employment based on the level of achievement of the Performance Goal and the TSR Modifier for the relevant Performance Cycle, as described on Exhibit A attached hereto. The adjusted Units shall convert to the same number of shares of stock following the end of the Performance Period and shall be distributed to Participant no later than March 15 following the end of the Performance Period.
Section 4.Right of Recoupment. The Grant of the Units is expressly made subject to and conditioned on the “Right of Recoupment” provisions in the Plan.
Section 5.Prohibited Transfers. Any sale, hypothecation, encumbrance or other transfer of Units is prohibited unless the same shall have been consented to in advance in writing by the Corporation (which consent may be withheld in the sole discretion of the Corporation).
Section 6.Withholding Taxes. As a condition to the grant, vesting or conversion of the Units acquired hereunder, the Corporation shall withhold the number of whole Units required for the satisfaction of any Federal, state or local withholding tax obligations that may arise in connection therewith.
Section 7.Change in Control. Upon a Change in Control as defined in the Plan, the Units shall become immediately and fully vested. The Units shall be adjusted by the Committee as follows:
(a)If the Change in Control occurs prior to the last day of the First Performance Cycle, (i) 25% of the Units shall be adjusted based on the Corporation’s actual achievement of the Performance Goal from the beginning of the First Performance Cycle through the date of closing of the transaction triggering the Change in Control, and (ii) 75% of the Units shall be adjusted based on the Corporation’s target Performance Goal for each of the Second Performance Cycle and the Third Performance Cycle. The number of Units described in the preceding sentence shall be further adjusted by the TSR Modifier from the beginning of the First Performance Cycle through the date of closing of the transaction triggering the Change in Control.
(b)If the Change in Control occurs on or after the last day of the First Performance Cycle and prior to the last day of the Second Performance Cycle, (i) 25% of the Units shall be adjusted based on the Corporation’s actual achievement of the Performance Goal through the end of the First Performance Cycle, (ii) 25% of the Units shall be adjusted based on the Corporation’s actual achievement of the Performance Goal from the beginning of the Second Performance Cycle through the date of closing of the transaction triggering the Change in Control, and (iii) 50% of the Units shall be adjusted based on the Corporation’s target Performance Goal for the Third Performance Cycle. The number of Units described in the preceding sentence shall be further adjusted by the TSR Modifier from the beginning of the First Performance Cycle through the date of closing of the transaction triggering the Change in Control.
(c)If the Change in Control occurs on or after the last day of the Second Performance Cycle and prior to the last day of the Performance Period, (i) 25% of the Units shall be adjusted based on the Corporation’s actual achievement of the Performance Goal through the end of the First Performance Cycle, (ii) 25% of the Units shall be adjusted based on the Corporation’s actual achievement of the Performance Goal through the end of the Second Performance Cycle, and (iii) 50% of the Units shall be adjusted based on the Corporation’s actual achievement of the Performance Goal from the beginning of the Third Performance Cycle through the date of closing of the transaction triggering the Change in Control. The number of Units described in the preceding sentence shall be further adjusted by the TSR Modifier from the beginning of the First Performance Cycle through the date of closing of the transaction triggering the Change in Control.
(d)The number of Units adjusted pursuant to (a), (b) or (c) above (rounded to the nearest whole number) shall convert to the same number of shares of stock on the date of such adjustment and shall be distributed to Participant no later than March 15 of the calendar year in which such adjustment occurs, or if later, 30 days following the Change in Control.
Section 8.Retention of Certificate and Any Distributions. The Treasurer or any Assistant Treasurer shall retain on behalf of Participant, until the Units are converted, all certificates and distributions pertaining to the Units, including dividend equivalents equal in value to the dividends that would have been paid had the Participant been the actual owner of the number of shares of stock converted pursuant to Section 3 or 7 above. Upon conversion and subject to the withholding of the number of Units sufficient for payment of withholding tax, the certificates and all distributions (with or without interest on any cash distributions, as determined from time to time by the Corporation in its sole discretion) shall be distributed to Participant at the same time the related shares are distributed.
Section 9.Distributions on Participant’s Death. Any distribution made pursuant to Sections 3, 7 or 8 following Participant’s death shall be made to Participant’s executors or administrators or any person or persons who have acquired the right to receive such distributions by Participant’s bequest or inheritance.
Section 10.Section 409A.  Notwithstanding the provisions of Section 8 above, if at the time of the Participant’s termination of employment for reasons other than death the Participant is a “key employee” as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any distribution to the Participant pursuant to this Agreement that is subject to Section 409A of the Internal Revenue Code shall not be made until six months following the Participant’s termination of employment, or if earlier, the Participant’s subsequent death.
Section 11.Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, assigns and personal representatives.
Section 12.Specific Performance. In the event of a breach of this Agreement by any party hereto, any other party hereto shall be entitled to secure specific performance of this Agreement in any court of competent jurisdiction.
Section 13.Notices, etc. All notices and other communications required or permitted hereunder will be in writing and will be mailed by first-class mail, postage prepaid, addressed (a) if to Corporation at:

2301 Patriot Boulevard
Glenview, Illinois 60026
Attn: General Counsel

or at such address as Corporation will have furnished to Participant in writing, or (b) if to Participant at then current address in the records of Corporation or at such other address as Participant will have furnished to Corporation in writing in accordance with this Section.
All notices and other communications to be given hereunder shall be given in writing. Except as otherwise specifically provided herein, all notices and other communications hereunder shall be deemed to have been given if personally delivered to the party being served, or two business days after mailing thereof by registered mail, return receipt requested, postage prepaid, to the requisite address set forth above (until notice of change thereof is served in the manner provided in this Section).
Section 14.No Right to Employment. Nothing in this Agreement or in the act of granting the Units to Participant shall give Participant any rights to continue to be employed by Corporation.
Section 15.Plan Document Governs. The Plan provides a complete description of the terms and conditions governing the Grant. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall govern. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
IN WITNESS WHEREOF, the Corporation has caused this Grant to be executed on its behalf by its officer duly authorized to act on behalf of the Corporation.

ANIXTER INTERNATIONAL INC.
a Delaware corporation

By: /s/ Ted A. Dosch

Its: Executive Vice President - Finance
and Chief Financial Officer

EXHIBIT A
Anixter International Inc.
Performance Unit Grant Agreement
2019 Performance Unit Goal

Performance Goal:     Adjusted EBITDA Margin1

	2019	2020	2021
Threshold 50%	4.83%	5.03%	5.33%
Target 100%	5.13%	5.43%	5.73%
Maximum 200%	5.33%	5.63%	5.93%
If actual performance falls between the specified performance levels, payouts will be interpolated on a linear basis.

TSR Modifier:
Based on the Corporation’s cumulative total shareholder return (“TSR”) relative to the TSR of the companies in the Peer Group established by the Committee (“Relative TSR”) for the Performance Period.[2] The TSR modifier will be measured over a cumulative 3-year period (December 29, 2018 - December 31, 2021) and applied to the initially earned Units.

After the end of the Performance Period (December 31, 2021), the number of Units subject to the Grant will be adjusted as follows:
Performance Goal Adjustment
(1) 25% of the Units will be adjusted based on the Corporation’s Adjusted EBITDA Margin for the First Performance Cycle (December 29, 2018-January 3, 2020);
(2) 25% of the Units will be adjusted based on the Corporation’s Adjusted EBITDA Margin for the Second Performance Cycle (January 4, 2020-January 1, 2021); and
(3) 50% of the Units will be adjusted based on the Corporation’s Adjusted EBITDA Margin for the Third Performance Cycle (January 2, 2021-December 31, 2021).
TSR Modifier
The aggregate number of Units as adjusted based on achievement of the Performance Goal targets will be modified by the TSR Modifier set forth below, and the aggregate number of adjusted Units will be converted to shares.
The following schedule will be used to determine the modifier applied to initially earned Units:

Percentile Ranking vs. the Peer Group	Modifier
75th Percentile and above	+25%
Above 25th Percentile and below 75th Percentile	Linearly interpolated
25th Percentile and below	-25%

Note: Regardless of relative position, if absolute TSR is negative for the Performance Period, overall payment (including banked EBITDA Margin payouts) will be capped at 150% of target.

Adjustment of Units Following Termination of Employment

In the event of a termination of employment as described in Section 2(b) of the Agreement, Adjusted EBITDA Margin and Relative TSR will be determined for the relevant Performance Cycle (i.e., the First Performance Cycle in the case of a termination occurring on or after the first anniversary of the date of grant and prior to the second anniversary of the date of grant, and the Second Performance Cycle in the case of a termination occurring on or after the second anniversary of the date of grant and prior to the third anniversary of the date of grant), and the Units subject to each such relevant Performance Cycle will be adjusted pursuant to the table above. The Units subject to a Performance Cycle not then ended or ended but prior to the immediately following anniversary of the date of grant will be forfeited.

1“Adjusted EBITDA” means the Corporation’s consolidated earnings before interest, taxes, depreciation and amortization, as adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claims, judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses) as may be determined by the Committee.  “Adjusted EBITDA Margin” for a fiscal year means the Adjusted EBITDA divided by total revenue.

2For purposes of calculating TSR, the beginning stock price shall be the simple average closing stock price for the 20 trading days prior to the first day of the Performance Period. The ending stock price shall be the simple average closing stock price for the last 20 trading days of the Performance Period. Dividends shall be deemed reinvested on the related ex-dividend date.